Exhibit 4.1

NUMBER UNITS U-1
SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP [●]

CONSILIUM ACQUISITION CORP I, LTD.

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE, ONE RIGHT AND ONE-
HALF OF ONE REDEEMABLE WARRANT, EACH WHOLE WARRANT ENTITLING
THE HOLDER TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT CEDE & CO. is the owner of	Units.

Each Unit (“Unit”) consists of one Class A ordinary share, par value $0.0001 per share (“Class A ordinary shares”), of Consilium Acquisition Corp I, Ltd., a Cayman Islands exempted company (the “Company”), one Right, and one-half of one redeemable warrant (the “Warrant”). Each Right entitles the holder to receive one-tenth of one Class A ordinary share (subject to adjustment) upon the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (“initial business combination”). Each whole Warrant entitles the holder to purchase one Class A ordinary share (subject to adjustment) for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each Warrant will become exercisable 30 days after an initial business combination and will expire, unless exercised before 5:00 p.m., New York City Time, on the date that is five years after the date on which the Company completes its initial business combination, or earlier upon redemption or liquidation. The Class A ordinary shares, Rights and Warrants comprising the Units represented by this certificate will begin separate trading on        , 2022 unless BTIG, LLC elects to allow separate trading earlier, subject to the Company issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units. The terms of the Warrants are governed by a Warrant Agreement, dated as of        , 2022, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at One State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the initial business combination, the Units represented by this certificate will automatically separate into the Class A ordinary shares, Rights and Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Chairman of the Board of Directors	Chief Executive Officer and Chief Financial Officer

Consilium Acquisition Corp I, Ltd.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian

TEN ENT	—	as tenants by the entireties			(Cust)
(Minor)
under Uniform Gifts to Minors

JT TEN	—	as joint tenants with			Act
		right of survivorship and not as			(State)
tenants in common

Additional abbreviations may also be used though not in the above list.

For value received, ______________ hereby sell, assign and transfer unto ______________

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

___ Units represented by the within Certificate, and does hereby irrevocably constitute and appoint
______________Attorney to transfer the said Units on the register of members of the within named Company with full power of substitution in the premises.
Dated:________________

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

In each case, as more fully described in the Company’s final prospectus dated [●], 2022, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with its initial public offering only in the event that (i) the Company redeems the Class A ordinary shares sold in its initial public offering and liquidates because it does not consummate an initial business combination by [●], 2024, or by such later date approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, (ii) the Company redeems the Class A ordinary shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Class A ordinary shares if it does not complete its initial business combination by [●], 2024, or by such later date approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, or (B) with respect to any other provision relating to the holder(s)’(s) rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her, its or their respective Class A ordinary shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind to or in the trust account.